UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2012

Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Subcommittee of the Compensation Committee of the Board of Directors, comprising the Company’s four disinterested, outside directors (the “Subcommittee”), approved the 2013, 2014, and 2015 executive compensation program for Richard B. Handler, our Chairman and CEO, and Brian P. Friedman, our Chairman, Executive Committee, on September 19, 2012. As long-term incentive compensation, Messrs. Handler and Friedman will each receive a restricted stock unit award that will provide that they will receive between 0 and 830,140 shares in respect of each of 2013, 2014 and 2015 subject to forfeiture for each performance year depending upon the Company’s performance for that year.

The restricted stock unit agreements for Messrs. Handler and Friedman will provide that the restricted stock units will vest if the executive’s employment is terminated by reason of the executive’s death or disability. Unlike the standard grant given as part of our year-end compensation process, if the executive’s employment is terminated by the executive, other than by death or disability, the unvested restricted stock units will be forfeited. The restricted stock unit agreements also provide that the restricted stock units will continue to vest if the Company terminates the executive’s employment without Cause (as defined in the restricted stock unit agreement) and the executive thereafter does not compete with the Company.

The Subcommittee also set the salary for each of Messrs. Handler and Friedman at $1 million per year for 2013, 2014, and 2015. In addition, the Subcommittee set an annual bonus range for each of Messrs. Handler and Friedman of between $0 and $12 million, which will be dependent upon target amounts of earnings per share, return on equity and pre-tax profit margin for the applicable year. (In Mr. Friedman’s case, his actual bonus will be reduced by any annual compensation he receives from Jefferies Capital Partners LLC.) The Subcommittee reserved the absolute right to exercise negative discretion and to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. The Subcommittee may choose to pay all or a portion of the bonus in cash, restricted stock or restricted stock units. The Subcommittee does not have discretion to increase awards above the maximum amount provided.

The three target financial measures mentioned above will be calculated using consolidated results from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g., mergers, acquisitions, or divestitures), if any, occurring during the year. Formulas are expected to be approved by the Subcommittee that will provide for no annual bonus if minimum threshold levels of performance are not achieved and a maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts are expected to be approved for each of these executive officers by the Subcommittee. Company performance falling between set threshold levels of performance are expected to result in an amount of bonus interpolated between such set threshold levels of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.

Date: September 21, 2012	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary